Exhibit 24(b)(4.114)
ING Life Insurance and Annuity Company

ENDORSEMENT

This Endorsement endorses the Contract issued to ING Life Insurance and Annuity Company in connection with the ING
Life Insurance and Annuity Company Producers’ 409A Incentive Savings and Deferred Compensation Plans and certain predecessor nonqualified plans for producers.

On and after the effective date of this endorsement, or as of the date specified in this endorsement, if later, the following changes will apply to new and existing Individual Accounts under the Contract:

1.	Replace the definitions of Fixed Account and Fixed Plus Account under the General Definitions section of the
Contract as follows:

Fixed Account -- An accumulation option with a guaranteed minimum interest rate. The Company may credit a higher rate which is not guaranteed. The portion that may be transferred in a calendar year may be restricted. As of
[October 1, 2013], no Net Deposits or transfers are allowed into the Fixed Account.

Fixed Plus Account -- An accumulation option with a guaranteed minimum interest rate. The Company may credit a higher rate which is not guaranteed. The portion that may be surrendered or transferred in a 12 month period may be restricted. As of [October 1, 2013], no Net Deposits or transfers are allowed into the Fixed Plus Account.

2.	Add the following to the General Definitions section of the Contract as follows:

Fixed Account 2 – An accumulation option with a guaranteed minimum interest rate. The Company may credit a higher rate which is not guaranteed. The portion that may be transferred in a calendar year may be restricted.

3.	Add the following to the description of the GA Account contained in EGAAE-IO:

(1) As of [October 1, 2013], no Net Deposits or transfers are allowed into the GA Account.
(2) The Company reserves the right to waive the application of any negative aggregate Market Value Adjustment
(MVA) with respect to transfers of the Individual Account Reserve from the GA Account to the Funds or Fixed
Account 2.

4.	Delete and replace the fourth sentence in section 4 entitled Change of Contract by the Company under General
Provisions as follows.

Changes that affect the following provisions of this Contract: (a) Annuity Options; (b) Net Deposit; (c) Guaranteed
Interest Rate -- Fixed Account; (d) Guaranteed Interest Rate -- Fixed Plus Account; (e) Guaranteed Interest Rate –
Fixed Account 2; (f) Individual Account Reserve; (g) maximum transfer fees; and (h) Surrender Value; will only apply to Net Deposits made on behalf of Participants who become covered under this Contract on or after the effective date of such change.

5.	Delete and replace section 2 entitled Individual Accounts under Deposit, Reserve, and Surrender Provisions as follows.

The Company will maintain Individual Accounts for each Participant. As of [October 1, 2013], on the basis of information supplied by the Owner, the Company will credit the Net Deposit(s) among the following available options:

(a) the Fixed Account 2; or
(b) the Fund(s) in which the Separate Account invests.

The percentage of the Net Deposit(s) to be applied to each investment above must be chosen by the Owner.

The allocation of future Net Deposit(s) may be changed at any time, without charge.

6.	Delete and replace Section 3 entitled Guaranteed Interest Rate -- General Account under Deposit, Reserve, and
Surrender Provisions as follows.

(a) Guaranteed Interest Rate -- Fixed Account: On any Net Deposit(s) made to the Fixed Account, the Company will add interest daily at an annual rate that is no less than 4%. The Company may add interest daily at any higher rate determined by its Board of Directors.

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(b) Guaranteed Interest Rate -- Fixed Plus Account: On any Net Deposit(s) made to the Fixed Plus Account, the
Company will add interest daily at an annual rate that is no less than 3%. The Company may add interest daily at a higher rate as determined by its Board of Directors. Beginning on the tenth anniversary of the effective date of an Individual Account, on and after February 1, 1994, the Company will credit amounts held in the Fixed
Plus Account with an interest rate that is 0.25% higher than the then-declared interest rate for the Fixed Plus
Account for Individual Accounts before the tenth anniversary.

(c) Guaranteed Interest Rate -- Fixed Annuity: The assumed interest rate for a Fixed Annuity and the interest rate under Annuity Option 1 will be no less than 3.5%. The Company may add interest daily under Annuity Option 1 at any higher rate as determined by its Board of Directors.

(d) Guaranteed Interest Rate – Fixed Account 2: We will credit interest to the Fixed Account 2 at annual effective yields that are at least equal to the following Fixed Account 2 Minimum Guaranteed Interest Rates.

(1) We will add interest daily to amounts held in the Fixed Account 2 at a guaranteed annual rate of no less than [1% - 3%].

(2) For each calendar year, we will also set a one-year minimum guaranteed interest rate which will apply to all amounts held in the Fixed Account 2 during that calendar year. This one-year minimum guaranteed interest rate will never be less than the annual rate described above. It will be established prior to each calendar year and will be made available to the Owner in advance of the calendar year.

The Company at its discretion, may credit interest during the calendar year at a rate greater than those rates established pursuant to paragraphs (a) and (b) above. We will make available to the Owner the rate currently being credited to amounts held in the Fixed Account 2.

7.	Delete and replace section 7 entitled Individual Account Reserve under Deposit, Reserve, and Surrender
Provisions as follows.

The Individual Account Reserve for each Participant is equal to:

(a) Net Deposit(s) credited to the Fixed Account and/or the Fixed Plus Account and/or the GA Account and/or the
Fixed Account 2 (if any); plus
(b) interest added by the Company to the Fixed Account and/or the Fixed Plus Account and/or the GA Account
and/or the Fixed Account 2; plus
(c) the value of Separate Account Record Units (if any); plus
(d) any amount due to Experience Credits (see below); minus
(e) any amounts previously surrendered, including any withdrawals from the GA Account, taking into account any
Market Value Adjustment.

There is no charge ($0) on each anniversary of each Individual Account effective date.

8.	Delete section 10 entitled Transfer of Individual Account Reserves under Deposit, Reserve, and Surrender
Provisions and replace as follows.

Before an Annuity option is elected, the Owner may transfer all or any portion of the Individual Account Reserves from any Fund or the GA Account:

(a) to any other allowable Fund; or
(b) to the Fixed Account 2.

As of [October 1, 2013], transfers are not allowed into the Fixed Account, Fixed Plus Account or GA Account.

There is no limit on the number of transfers of the Individual Account Reserves from the Fund(s) or the GA Account.
The Company guarantees a minimum of 12 free transfers each year, but reserves the right to charge not more than
$10 for additional transfers. Transfers from the Fund(s) are based on values determined as of the Valuation Period following receipt of a transfer request in good order at the Company's Home Office. This provision does not include transfers from the GA Account at the Maturity Date. At any other time before the Maturity Date, amounts in the GA
Account may be subject to the Market Value Adjustment provision if they are transferred.

Each calendar year, 10% of the Fixed Account value held in the Participant's Individual Account may be transferred to any Fund(s) and/or the Fixed Account 2. Such transfer will be without charge and will not be allowed under an
Annuity option. The Company may, on a temporary basis, allow any larger percent to be transferred. The value of the
Reserves held in the Fixed Account, as used above, is the value when the request is received in good order at the
Company's Home Office. The available amount will be reduced by any prior transfers from the Fixed Account during the calendar year.
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During each rolling 12-month period, up to 20% of the Fixed Plus Account value may be transferred to one or more of the Fund(s) and/or the Fixed Account 2. The 20% limit is reduced by any partial surrender(s) or amount(s) used to purchase an Annuity during the 12 month period. The Company reserves the right to include amounts paid under the
ECO and SWO provisions for purposes of applying this 20% limit. This limit is waived when the balance in the Fixed
Plus Account is $1,000 or less on the date the transfer request is received in good order at the Company's Home
Office. The Company may, on a temporary basis, allow any larger percent to be transferred.

Each calendar year, 50% of the Fixed Account 2 value held in the Participant's Individual Account may be transferred to any Fund(s). Such transfer will be without charge and will not be allowed under an Annuity option. The Company may, on a temporary basis, allow any larger percent to be transferred. The value of the Reserves held in the Fixed
Account 2, as used above, is the value when the request is received in good order at the Company's Home Office.
The available amount will be reduced by any prior transfers from the Fixed Account 2 during the calendar year.

9.	Delete and replace section 11 entitled Notice of the Owner under Deposit, Reserve, and Surrender Provisions as follows.

The Company will notify the Owner each year of:

(a) the value of any amounts held in:

(1) the Fixed Account; and
(2) the Fixed Plus Account; and
(3) the GA Account; and
(4) the Fund(s) for the Separate Account; and
(5) the Fixed Account 2

(b) the number of any Fund(s) record units; and
(c) the number of Annuity units; and
(d) the value of a unit.

Such number or values will be as of a date no more than 60 days before the date of the notice.

10.	Add the following to Section 13 entitled Surrender Value under Deposit, Reserve, and Surrender Provisions. All other provisions of that section, including restrictions on full and partial withdrawals from the Fixed Plus Account, remain in effect:

As of the effective date of this endorsement, no surrender fee is deducted from any portion of an Individual Account under any circumstances.

If the Individual Account Value invested in the Fixed Account 2 exceeds $250,000, the Company reserves the right to pay out any surrender in equal installments over a period not to exceed 60 months.

11.	Replace item (c) under “net return rate” in the section entitled Investment Increment Factors – Separate Account as follows:

(c) a daily charge at an annual rate of up to 0.75% for annuity mortality and expense risks and profit and if your
Contract has been so endorsed, a daily administrative charge which will not exceed 0.25% on an annual basis.

12.	Revise the second paragraph of Option 3 under Annuity Provisions as follows:

For any amount held in the GA Account, one or more of the Fund(s), the Fixed Account or the Fixed Account 2, the
number of years chosen must be at least three and not more than 30 and the Annuity may be a Fixed or Variable
Annuity.

Endorsed and made a part of this Contract on [EFFECTIVE DATE].

[

/s/Joy Benner

President ]
ING Life Insurance and Annuity Company

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